Exhibit 10.3

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

This LICENSE AGREEMENT (hereinafter referred to as the “Agreement”) is entered into on this 11th day of October, 2013, by and among Qualcomm Technologies, Inc., a Delaware corporation (“Purchaser”) and Arteris, Inc., a Delaware corporation (“Seller”).

Whereas, Purchaser and certain Affiliates of Purchaser on the one hand and Seller and certain Affiliates of Seller on the other hand have entered into that certain Asset Purchase Agreement dated October 9, 2013 (the “APA”), pursuant to which, among other things, Purchaser and its Affiliate purchased certain assets from Seller and its Affiliates, including technology and intellectual property rights, all as more particularly described in the APA; and

Whereas, since Seller and its Affiliates desire to continue to offer and support the Relevant Products (as defined below) after the Closing Date (as defined in the APA) utilizing the Retained Rights (as defined in the APA) and certain works of authorship and technology (i) acquired by Purchaser under the APA, (ii) developed by or for Seller or its Affiliates after the Closing Date and assigned to Purchaser as described in this Agreement, and (iii) developed by or for Purchaser or its Affiliates under the Transition Services Agreement contemplated by the APA, Seller desires a license back from Purchaser for such works of authorship and technology, and related copyrights and trade secrets for such purposes, and Purchaser is willing to grant such a license to Seller and Seller’s Affiliates, as more particularly described in this Agreement;

Now, Therefore, the Parties hereto agree as follows:

1. Definitions.

For the purpose of this Agreement and all exhibits hereto, the following capitalized terms are defined in this Section 1 and shall have the meaning specified herein. Other terms that are capitalized but not specifically defined in this Section 1 or in the body of this Agreement shall have the meaning set forth in the APA.

1.1 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided that a Person will be an Affiliate only for so long as such control exists, whether existing on the Effective Date or thereafter.

1.2 “Assigned IP” has the meaning set forth in Section 4.2 (Assignment of Seller Modifications).

1.3 “Customer” means (a) a Person that designs and/or manufactures integrated circuits (including FPGAs) using the Relevant Products and to whom Seller or its Affiliates grants or has granted the right (to the extent permitted in, and consistent with, the License Agreement) to use the Relevant Products for such purposes, (b) a Person (a “Service Provider”) that provides services and technology to third parties for purposes of designing and/or manufacturing integrated circuits (including FPGAs) and to whom Seller or its Affiliates grants or has granted the right (to the extent permitted in, and consistent with, the License Agreement) to use the Relevant Products for such purposes, or (c) a Person to whom Seller grants or has granted a right (to the extent permitted in, and consistent with, the License Agreement) to use the Relevant Products solely for the purpose of benchmarking or testing and verifying compatibility between such Person’s products and the Relevant Products.

1.4 “Customer Code” means source code contained in the FlexNoC Libraries that is confidential to the applicable Customer.

1.5 “Development Environment” means (i) the Cirrus design environment and utilities, and verification environment for the Relevant Products, and (ii) the Tool Chain Source Code.

1.6 “Effective Date” means the same date as the Closing Date (as defined in the APA).

1.7 “FlexNoC Libraries” means libraries in CRDL format which contain the functional behavior descriptions of the interconnect IP elements in the Relevant Products.

1.8 “Modifications” means collectively the Seller Non-material Modifications and the Purchaser Modifications.

1.9 “New Development Environment” has the meaning set forth in Section 2.5(a) (New Development Environment.

1.10 “Non-material Modifications” means error corrections and bug fixes to the Relevant Products, and with respect to the Customers described in clauses (a) and (b) of the definition of “Customer”, Customer specific modifications to a Relevant Product required for the Relevant Product to be compatible with and operate with any such Customer’s particular products, provided that all such Customer specific modifications are consistent with Seller’s practices prior to August 1, 2013 with respect to making customer specific modifications. For the avoidance of doubt, the term “Non-material Modifications” shall not include any features or functions described or listed in Annex 1 of Exhibit C of the APA regarding the Retained Rights.

1.11 “Party” shall individually mean Purchaser or Seller, as the case may be, and the term “Parties” shall collectively mean Purchaser and Seller.

1.12 “Pre-existing Customer Agreement” means an agreement between Seller and a Customer entered into prior to the Effective Date.

1.13 “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models that requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) the GNU

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License or (xiii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

1.14 “Purchaser Modifications” means Non-material Modifications and Identified Updates (as defined in the Transition Services Agreement), in each case made by Purchaser pursuant to the Transition Services Agreement.

1.15 “Relevant Copyrights and Trade Secrets” means:

(a) the Copyrights and Trade Secrets that (i) were owned by either Seller or any of its Affiliates immediately prior to the Closing, (ii) were embodied in the Relevant Products distributed by Seller prior to the Closing Date, and (iii) are acquired by Purchaser from either Seller or any Affiliate of Seller pursuant to the APA;

(b) the Copyrights and Trade Secrets developed, created or written by, or on behalf of, Purchaser in performance of Purchaser’s obligations under the Transition Services Agreement (as defined in the APA) and that are delivered to Seller as provided in the Transition Services Agreement; and

(c) the Copyrights and Trade Secrets in the Seller Non-material Modifications and Seller Modification Documentation.

For the avoidance of doubt, and without limitation, the term “Relevant Copyrights and Trade Secrets” shall not include any Copyrights or Trade Secrets (a) owned by or licensed to Purchaser or any of its Affiliates at any time prior to the date and time of the Closing (other than those incorporated in the Relevant Products by Purchaser and delivered by Purchaser to Seller under the Transition Services Agreement), (b) conceived, prepared, created, written, or developed by or for Purchaser or any of its Affiliates at any time after the date and time of the Closing (other than those developed, created or written by Purchaser in performance of Purchaser’s obligations under the Transition Services Agreement that are incorporated in the Relevant Products by Purchaser and delivered by Purchaser to Seller under the Transition Services Agreement), or (c) acquired or licensed from third parties by Purchaser or by any of its Affiliates at any time after the date and time of the Closing (other than those incorporated in the Relevant Products by Purchaser and delivered by Purchaser to Seller under the Transition Services Agreement).

1.16 “Relevant Products” means the Relevant Products as such term is defined in Exhibit C of the APA regarding the Retained Rights.

1.17 “Seller Modification Documentation” has the meaning set forth in Section 4.1 (Delivery of Modifications to Purchaser).

1.18 “Seller Non-material Modifications” has the meaning set forth in Section 2.1(b).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.19 “Service Provider” shall have the meaning set forth in Section 1.3.

1.20 “Tool Chain Source Code” means the source code for the Relevant Products, including the tool chain source code for: FlexArtist, FlexExplorer, FlexVerifier, and FlexPlanner.

2. License Under the Relevant Copyrights and Trade Secrets.

2.1 License. Subject to the terms and conditions in this Agreement, Purchaser grants to Seller and to Seller’s Affiliates, solely under the Relevant Copyrights and Trade Secrets, a non-exclusive, worldwide, fully-paid, royalty-free, non-transferable (except as provided for in this Agreement), limited license, without right of sublicense (except as expressly set forth in this Section 2.1), to:

(a) use and reproduce the Relevant Copyrights and Trade Secrets in connection with the exercise of the licenses granted in this Section 2.1;

(b) further develop and modify the Relevant Products for purposes of creating Seller modifications to the Relevant Products to the extent that such modifications constitute Non-material Modifications (collectively, the “Seller Non-material Modifications”);

(c) reproduce the Relevant Products and Modifications thereto;

(d) distribute or have distributed (through multiple tiers of distribution) the end user documentation for the Relevant Products and the Modifications to Customers;

(e) distribute or have distributed (through multiple tiers of distribution) the object/executable/binary code of the Relevant Products and Modifications to Customers; and

(f) grant sublicenses to reproduce and use the object/executable/binary code of the Relevant Products and Modifications, and the source code output of the Relevant Products and Modifications, to Customers of the Relevant Products and Modifications, provided that each such Customer to whom Seller or one of its Affiliates grants such a sublicense shall be bound by a written agreement that includes the restrictions and limitations set forth in this Agreement applicable to Seller and its Affiliates hereunder, and shall include restrictions prohibiting Customers from reverse engineering or decompiling any Relevant Product or any Modifications, or any portion thereof. Seller’s and its Affiliates distribution and licensing of the Relevant Products and Modifications after the Effective Date shall be consistent with Seller’s and its Affiliates past practices with respect to the distribution and licensing of the Relevant Products immediately prior to August 1, 2013, and on substantially the same terms and conditions used by Seller and its Affiliates prior to August 1, 2013. Seller and its Affiliates shall not grant perpetual licenses to Customers to use the Relevant Products and shall not enter into agreements with any Customer after the Effective Date pursuant to which a Customer has the unilateral right to renew the agreement that includes the sublicense granted to the Customer. In addition, with respect to sublicenses granted by Seller and its Affiliates after the Effective Date, each such sublicense shall have a term or duration that is six (6) years or less. Notwithstanding the foregoing, Seller and its Affiliates may grant perpetual licenses to Customers to use the interconnect designs created from the Customer’s use of the Relevant Products, including any hardware elements and intellectual property embedded in such designs. No Customer shall have the right to distribute the Relevant

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Product. Each Customer may use third party contractors to use the Relevant Products on the Customer’s behalf within the scope of the Customer’s license rights solely for the benefit of the Customer. With respect to Service Providers, Service Providers may distribute their interconnect designs to their customers, and grant to their customers that design and/or manufacture integrated circuits (including FPGAs) a sublicense to reproduce and use internally those interconnect designs in connection with the integrated circuits manufactured and sold by such customers. Purchaser shall not have any obligations or liabilities to any Customers.

2.2 Scope of the License. Except for the rights expressly set forth in Section 2.1 (License), no other rights or licenses are granted to Seller or its Affiliates, express, implied, by way of estoppel or otherwise. For the avoidance of doubt, the license granted in Section 2.1 (License) shall not include and shall not be deemed or construed to include a right, consent, authorization or license, express, implied, by way of estoppel or otherwise, under any patents or patent applications owned or controlled by Purchaser or any of its Affiliates, including the patents and patent applications acquired by Purchaser and its Affiliates under the APA. Seller acknowledges and agrees that the exclusion of such rights is not a derogation of the benefits of the licenses granted to Seller in this Agreement and Seller and Seller’s Affiliates shall not take any inconsistent or contrary position with respect thereto.

2.3 License Restrictions as to Public Software. Notwithstanding the license granted in Section 2.1 (License), after the Effective Date and on a going-forward basis, Seller and its Affiliates shall not, and Seller and its Affiliates shall not permit any Person to, incorporate into, link to (excluding linking by or through standard systems calls), distribute, or use any Public Software with any Relevant Product (i) in a manner inconsistent with the manner Seller and its Affiliates engaged in such activities immediately prior to August 1, 2013 and for the avoidance of doubt, neither Seller, its Affiliates nor such other Persons shall engage in these activities unless such activities are described in Section 3.8(d) of the Target Disclosure Schedule attached to the APA, provided however and for the avoidance of doubt, Seller shall not, after the Effective Date, re-incorporate into or re-link to, distribute, or use any Public Software that was identified in Section 3.8(d) of the Target Disclosure Schedule as being “removed” (or any similar identification) from the Relevant Products as a condition of, or prior to, the Closing, or (ii) in such way that any of the Relevant Products becomes subject to any claim or obligation to (a) provide any portion of the Development Environment for a Relevant Product to any Person, or (b) to license or provide any rights under any patent applications and/or patents to any Person with respect thereto (including any abridgement or restriction of the enforcement of any patents and patent applications acquired by Purchaser under the APA), including as a result of or under a Public Software license which calls for such or similar effects on the patents or patent applications.

2.4 License Restrictions as to Source Code. Seller may only distribute the Relevant Products and Modifications in object/executable/binary form, and not in source code form. Seller shall not publish or disclose the source code for the Relevant Products or Modifications thereto (including any Development Environment or any portion thereof) to any Person, other than disclosure to its employees with a need to know in connection with the exercise of the licenses set forth in Section 2.1 (License) to make Seller Non-material Modifications. On the date of the expiration of the four (4) year term of the Transition Services Agreement and provided that this Agreement has not terminated prior such date, Seller may disclose the Development Environment and FlexNoC Libraries for the Relevant Products (subject to the terms in Section 2.5(b) (Deletion

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

of Development Environments and Section 2.6(a)) to its contractors with a need to know solely for use by such contractors in connection with the contractors performance of services for Seller in connection with Seller’s exercise of the licenses set forth in Section 2.1 (License) to make Seller Non-material Modifications, provided that such contractors (i) may not further disclose the Development Environment for the Relevant Products and (ii) are bound by written confidentiality terms substantially similar to the confidentiality terms in this Agreement. To the extent not otherwise done by Purchaser, Seller shall change the copyright or other proprietary notices contained in the Relevant Products, Modifications and related documentation to reference Qualcomm Technologies, Inc. as opposed to Seller or its Affiliates.

2.5 Purchaser’s Right to Deliver New Development Environment.

(a) New Development Environment. Purchaser may, in its sole discretion, deliver to Seller a new Development Environment of the Relevant Products that is functionally equivalent to the then-current Development Environment of the Relevant Products in use by the Parties, but which may obscure the source code for certain features or functionality (the “New Development Environment”). Unless otherwise specified by Purchaser, the Development Environment delivered by Purchaser to Seller in connection with the delivery of Identified Updates, bug fixes or error corrections under the Transition Services Agreement shall not be a “New Development Environment.” The New Development Environment will be deemed accepted by Seller thirty (30) days after delivery by Purchaser unless Seller sends written notice of rejection to Purchaser prior to the expiration of such period and such written notice describes in reasonable detail how the New Development Environment is not functionally equivalent to the then-current version of the Development Environment being used by the Parties. In the event of such rejection notice, Purchaser will use commercially reasonable efforts to correct the New Development Environment to make it functionally equivalent to the then-current Development Environment in use by the Parties and redeliver the New Development Environment to Seller in which case the acceptance and rejection terms noted above shall apply.

(b) Deletion of Development Environments. Upon Seller’s acceptance of the New Development Environment or if the terms in this Section 2.5(b) (Deletion of Development Environments) otherwise apply as a result of Section 2.6(a) (Change in Control), all rights and licenses in and to the then-current version and all prior versions of the Development Environment of the Relevant Products shall terminate. Within five (5) business days after either (i) Seller accepts the New Development Environment or (ii) the terms in this Section 2.5(b) (Deletion of Development Environments) otherwise apply as a result of Section 2.6(a) (Change in Control), Seller will promptly (i) delete and remove from all systems, computers, servers and storage devices/media owned or controlled by Seller all copies of the then-current version and prior versions of Development Environment and (ii) deliver to Purchaser a certificate, signed by an officer of Seller after due inquiry, certifying that Seller has complied with the foregoing obligation. Purchaser shall have the right, upon ten (10) days prior written notice to audit Seller to confirm compliance with the foregoing obligation to delete and remove the then-current and prior versions of the Development Environment from all such systems, computers, servers, and storage devices/media. For the avoidance of doubt, nothing in this Section 2.5 shall relieve Seller of its obligations and restrictions with respect to the disclosure of the source code for the Relevant Products (including the Development Environment or any portion thereof) to any Person. For the avoidance of doubt, nothing in this Section 2.5(b) shall impact Seller’s licenses set forth in this

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Agreement with respect to the New Development Environment or to the object/executable/binary code for the Relevant Product. For the further avoidance of doubt, after Seller’s acceptance of the New Development Environment, any future deliveries of a Development Environments required under the Transition Services Agreement shall be an update to the New Development Environment.

2.6 Termination of Rights to Source Code. Until such time as Seller accepts the New Development Environment in accordance with the terms hereof, each of the following provisions shall apply:

(a) Change in Control. Except for Permitted Target Restructuring Transactions (as defined in the APA), from and after the date hereof, at such time as any Person or group of Persons (an “Acquiror”) acquires (whether by purchase, sale, transfer or other conveyance of any kind (other than non-exclusive licenses granted to Customers in the ordinary course of business and consistent with this Agreement)), in a single transaction or series of transactions over a period of time, (1) more than fifty percent (50%) of the fair market value of Seller’s consolidated assets, (2) more than fifty percent (50%) of the total combined voting power of the outstanding securities of Seller entitled to vote generally in the election of directors of Seller that would result in the stockholders of Seller immediately prior to the consummation of such transaction or transactions not retaining immediately after the consummation of such transaction or transactions direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors, (3) by means of a merger, consolidation or other means such that Seller becomes an Affiliate of such Person or Persons, or (4) securities of Seller in an amount that if acquired would result in the stockholders and option holders of Arteris Holdings, Inc. immediately following the execution of this Agreement not retaining immediately after the consummation of such transaction or transactions direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities of Seller entitled to vote generally in the election of directors, and in each case of (1), (2), (3) and (4) above such Acquiror is not an Affiliate of Seller prior to commencement of the transaction or the series of related transactions, then (a) Seller shall provide written notice of the transaction or transactions within thirty (30) days prior to the closing thereof and (b) the terms and conditions in Section 2.5(b) (Deletion of Development Environments) shall apply to all Development Environments in Seller’s possession or under its control and Seller shall comply with such terms and conditions prior to the closing or consummation of such transaction(s) and shall, promptly following such compliance (but, in any event, prior to the consummation of such transaction), provide a written certification to Purchaser executed by an officer of Seller that Seller has so complied. For the avoidance of doubt, for purposes of the foregoing, a Person that is an Affiliate of Seller that was formed or was used for purposes of facilitating a transaction described above that involves a third party that is not an Affiliate shall be deemed an Acquiror for purposes of (1), (2), (3) and (4) above. Seller acknowledges and agrees that it may not disclose to any prospective Acquiror or Acquiror (or any of their respective Representatives) the source code for the Relevant Products (including any portion of any Development Environment) in anticipation of any such transaction(s) or following the consummation of any such transaction(s) without Purchaser’s prior written consent. For the avoidance of doubt, (i) nothing in this Section 2.6(a) shall impact Seller’s licenses with respect to the object/executable/binary code for the Relevant Product, and (ii) in the event that Seller is required to delete the Development Environment as described in this Section, Purchaser shall no longer be required to deliver future Development Environments to Seller.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b) Investment of Less Than 50%. If Seller, any stockholder or group of stockholders of Seller, individually or in the aggregate, desires to sell, transfer, issue or otherwise convey to any Person or group of Persons (an “Investor”), in a single transaction or one or more transactions over a period of time, securities of Seller whereby the consummation of such sale, transfer, issuance or other conveyance would result in the Investor having direct or indirect beneficial ownership of less than fifty percent (50%) of the total combined voting power of the outstanding securities of Seller entitled to vote generally in the election of directors of Seller, then Seller shall, at least thirty (30) days prior to the consummation of such transaction or transactions, notify Purchaser in writing with the particulars of the transaction(s), including the identity of the Investor. Seller acknowledges and agrees that it may not disclose to any prospective Investor or Investor (or any of their respective Representatives) the source code for the Relevant Products (including any Development Environment or any portion thereof) in anticipation of any such transaction(s) or following the consummation of any such transaction(s).

(c) Seller’s Acquisition of Third Party. If Seller desires to issue securities of Seller in connection with a Change of Control Acquisition (as defined below) of any corporation, limited liability company or other entity (other than Seller) (the “Acquired Company”), then Seller shall, at least sixty (60) days prior to the consummation of such Change of Control Acquisition, notify Purchaser in writing with the particulars of the Change of Control Acquisition, including the identity of the Acquired Company and the Persons that would be entitled to receive the securities that are to be issued by Seller in connection with such Change of Control Acquisition. For purposes of the foregoing, a “Change of Control Acquisition” means (i) Seller’s acquisition of assets representing more than fifty percent (50%) of the net book value or fair market value of the Acquired Company’s consolidated assets (in a single transaction or in a series of related transactions), (ii) Seller’s acquisition of more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Acquired Company entitled to vote generally in the election of directors of the Acquired Company or (iii) Seller acquisition of the Acquired Company by means of a merger, consolidation or other means such that the Acquired Company becomes an Affiliate of Seller. Seller acknowledges and agrees that it may not disclose to any prospective Acquired Company or Acquired Company (or any of their respective Representatives) the source code for the Relevant Products (including any Development Environment or any portion thereof) in anticipation of or prior to any such transaction(s), and following the consummation of any such transaction(s), the limitations set forth in Section 2.4 (License Restrictions as to Source Code) with respect to access to and use of the source code for the Relevant Products (including the Development Environment) shall apply to the Acquired Company’s employees as if such employees were employees of Seller.

2.7 Retention of Title. The licenses granted in Section 2.1 (License) are not a sale of the Relevant Copyrights and Trade Secrets. As between the Parties, subject to the licenses granted in Section 2.1 (License), Purchaser owns and will continue to own all right, title and interest in and to the Relevant Copyrights and Trade Secrets. All rights not expressly granted herein are reserved.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3. Assertion of Relevant Claims.

3.1 Definitions. For purposes of this Section 3, the following capitalized terms are defined in this Section 3 and shall have the meaning specified herein.

“Assert,” “Assertion,” “Asserts,” and “Asserted,” means to commence or prosecute any patent infringement litigation in any jurisdiction in the world, whether administrative, judicial, arbitral, or otherwise, including any proceeding before or in the United States International Trade Commission.

“Defendants” means only the following entities: (i) Seller, (ii) a then-current Affiliate of Seller, or (iii) a Customer (a) for whom Seller has an obligation to defend and indemnify the Customer from and against an Assertion of a Relevant Claim, and (b) which tenders defense of the Asserted Relevant Claim to Seller.

“Objectionable Assertion” means the Assertion of a Relevant Claim (but not any other patent claim) against a Defendant in connection with that Defendant’s use, manufacture, sale, offer to sell, or importation of Relevant Products (but not any other product or service). Notwithstanding anything to the contrary, the Assertion of a claim (including any Relevant Claim) in connection with any use, manufacture, sale, offer to sell, or importation of any subassembly, module, modem card, or complete product that contains any integrated circuit incorporating all or any part of any Relevant Product or the output generated by a Relevant Product (determined, for this purpose, regardless of whether such claim covers or applies to all or any part of any Relevant Product or the output generated by a Relevant Product, respectively, and in either case when the Relevant Product is included in such subassembly, module, modem card, or complete end product), shall not be an Objectionable Assertion.

“Relevant Claims” means those claims in patents owned by Purchaser or its Affiliates that claim inventions conceived by the employees and contractors of Purchaser solely in the course of such employees’ and contractors’ performance of Relevant Products related services for Seller under the Transition Services Agreement.

3.2 Assertion of Relevant Claims. Subject to the limitations set forth below in Section 3.3 (Limitations), if Purchaser or any of its then-current Affiliates (the “Plaintiff(s)”) Asserts any Objectionable Assertion and the Plaintiffs do not, within thirty (30) days after Plaintiff s receipt of a written demand from Seller to take one of the actions described below in (i) or (ii) after the commencement of such Objectionable Assertion by the Plaintiffs (such 30-day period being the “Dismissal Period”), either: (i) dismiss (or cause the dismissal of) such litigation against the Defendants with respect to the Objectionable Assertion of the Relevant Claims with respect to the Defendants’ using, making, selling, offering for sale or importing Relevant Products; or (ii) amend (or cause the amendment of) the complaint to remove the Assertion of the Relevant Claims from the Objectionable Assertion against the Defendants with respect to the Defendants’ using, making, selling, offering for sale or importing Relevant Products (each of (i) and (ii) being a “Dismissal”), then Purchaser or its designee will, after a written demand from Seller received by Purchaser after the expiration of the Dismissal Period, make a single payment of an amount equal to [****] (the “Payment Amount”). Payment of the Payment Amount will be made, if at all, (a) to a single Defendant designated by the Defendants and (b) within thirty (30) days after the receipt of such written demand from Seller. The terms in this Section 3.2 shall not survive the termination of this Agreement.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.3 Limitations. Notwithstanding anything to the contrary, Purchaser will have no obligation to pay the Payment Amount in the case of any one or more of the following circumstances:

(a) if the Defendants or any of their then-current Affiliates (i) is Asserting any patents against Purchaser or any of its Affiliates at the time of Plaintiffs’ commencement of an Objectionable Assertion or (ii) commences any Assertion of any patent against Purchaser or any of its Affiliates after commencement of the Objectionable Assertion but prior to the payment of the Payment Amount, other than as a counterclaim to the Objectionable Assertion;

(b) the Assertion of any claims of any patents other than the Relevant Claims;

(c) the Assertion of the Relevant Claims against any product or service other than the Relevant Products;

(d) the Assertion of any Relevant Claims against any Person other than a Defendant; or

(e) after paying the Payment Amount (it being agreed that once the Payment Amount is made, in no event will Purchaser be required to pay another Payment Amount).

3.4 Re-Payment of the Payment Amount. If Purchaser or any of its then-current Affiliates commences an Objectionable Assertion, does not Dismiss such Objectionable Assertion, pays the Payment Amount under Section 3.2 (Assertion of Relevant Claims) and prior to the final resolution of the Objectionable Claim, the Defendants or any of their Affiliates Asserts patents against Purchaser or any of its Affiliates other than as a counterclaim to the Objectionable Assertion, then Seller shall pay back to Purchaser (or its designee) the Payment Amount, plus interest (at the then-current prime lending rate) which will accrue from the date the Payment Amount was made by Purchaser (or its designee) until re-payment of the Purchase Amount is made by Seller. Re-payment of the Payment Amount plus the interest shall be made within thirty (30) days after a written demand from Purchaser.

3.5 Dismissal of Counter-claims. In the event of a Dismissal by the Plaintiffs of an Objectionable Assertion during the Dismissal Period, and if a Defendant has brought or filed one or more counterclaims against a Plaintiff (whether or not occurring in the same case and venue as the Objectionable Assertion), then Seller shall, and shall cause its Affiliate(s) or, to the extent within its control, its Customer(s) to, file to dismiss such counterclaims no later than within five (5) business days after Purchaser’s written request to do so; provided that such request is made as of or after the date of Plaintiff s Dismissal of such Objectionable Assertion. The failure by Seller or any of its Affiliates to dismiss a counterclaim made by it within sixty-five (65) days after the Purchaser’s written request shall be a material breach of this Agreement entitling Purchaser to terminate this Agreement as provided in Section 8.2 (Termination for Cause); provided, however, that Seller shall not be deemed to be in material breach of this Agreement for the failure of Seller or any of its Affiliates to dismiss a counterclaim made by it within such sixty-five (65) day period to the extent caused by any cause beyond the control of Seller, including acts of God, strikes, lock outs and other labor disputes and disturbances, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation. Purchaser shall not file any motions or take any other action that could prevent, interfere with, or delay the granting of such dismissal of counterclaims. In addition, if all of the counterclaims made by Seller, any of its Affiliates, or Customer(s) are not so dismissed within such sixty-five (65) day period (other than by reason of Purchaser’s breach of the foregoing covenant), then Purchaser may do one or both of the following: (i) with respect to any failure by Seller or any of its Affiliates to dismiss any counterclaim made by it, proceed with the termination of this Agreement pursuant to Section 8.2 (Termination for Cause) and/or (ii) with respect to any failure by Seller, any of its Affiliates, or Customer(s) to dismiss any counterclaim made by it, re-file, recommence or otherwise pursue the Objectionable Claim that was previously Dismissed by the Plaintiff and without any obligation with respect to the making of any payment of the Payment Amount associated therewith or related thereto.

4. Modifications Created by Seller.

4.1 Delivery of Modifications to Purchaser. Seller will, and will cause its Affiliates to, deliver to Purchaser all Seller Non-material Modifications made by or for Seller or its Affiliates, including the object, executable, binary and the Development Environment (to the extent modified by Seller) and the relevant FlexNoC libraries (excluding any Customer Code) for such Seller Non-material Modifications. Such delivery will include all documentation, developer notes and other information and materials necessary for a reasonable skilled software engineer to understand and further modify the Seller Non-material Modifications (collectively, the “Seller Modification Documentation”). Delivery of the Seller Non-material Modifications and Seller Modification Documentation will be made once every six (6) months. Notwithstanding the foregoing, Seller will not be required to deliver to Purchaser (i) the Purchaser Modifications previously delivered by Purchaser to Seller under the Transition Services Agreement or (ii) Customer Code or proprietary information included in the Seller Non-material Modifications.

4.2 Assignment of Seller Modifications. Seller, on behalf of itself and its Affiliates, hereby irrevocably assigns and agrees to irrevocably assign to Purchaser, all right, title and interest in and to all Seller Non-material Modifications and Seller Modification Documentation, including all Intellectual Property and related rights therein, excluding any Customer Code (collectively, the “Assigned IP”). To the extent any of the rights, title and interest in and to the Assigned IP cannot be assigned by Seller or its Affiliates to Purchaser, Seller, on behalf of and its Affiliates hereby grants to Purchaser an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest in the Assigned IP, including the right to make, use, sell, offer for sale, import, have made, and have sold, the Assigned IP. To the extent any of the rights, title and interest in and to the Assigned IP can neither be assigned nor licensed by Seller or its Affiliates to Company, Seller, on behalf of itself and its Affiliates, hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest in the Assigned IP against Purchaser, its Affiliates, any of Purchaser’s or its Affiliates’ successors in interest, or any of Purchaser’s or its Affiliates’ customers.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

4.3 Assistance. Seller agrees to perform and to require its Affiliates to perform, during and after the term of this Agreement, all acts that Purchaser deems necessary or desirable to permit and assist Purchaser, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Assigned IP. If Purchaser is unable for any reason to secure Seller’s or its Affiliates’ signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Assigned IP, Seller, on behalf of itself and its Affiliates hereby irrevocably designates and appoints Purchaser and Purchaser’s duly authorized officers and agents as Seller’s and its Affiliates’ agents and attorneys-in-fact to act for and on Seller’s and its Affiliates’ behalf and instead of Seller and its Affiliates to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights in, to and under the Assigned IP, all with the same legal force and effect as if executed by Seller or its Affiliates. The foregoing is deemed a power coupled with an interest and is irrevocable.

4.4 Assignment by Employees of Seller. Seller covenants, represents and warrants on behalf of itself and its Affiliates, during the term of this Agreement and thereafter, that each of Seller’s and its Affiliates’ employees and contractors who were involved in the conception, creation, development or writing of Seller Non-material Modifications, Seller Modification Documentation and Assigned IP has or will have a written agreement with Seller or its Affiliates that provides Seller or its Affiliates with all necessary rights to fulfill its obligations under this Section 4 (Modifications Created by Seller), including the irrevocable assignment to Seller or its Affiliates by such employees and contractors of all such employees’ and contractors’ Intellectual Property and other rights in and to the Assigned IP.

5. Disclaimer.

PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER OF ANY KIND OR NATURE TO SELLER OR SELLER’S AFFILIATES IN CONNECTION WITH THIS AGREEMENT. PURCHASER DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, ANY WARRANTY OR CONDITION WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT OR ANY WARRANTY ARISING UNDER COURSE OF CONDUCT OR USAGE OF TRADE. ALL RELEVANT COPYRIGHTS AND TRADE SECRETS ARE LICENSED “AS IS,” WITHOUT ANY WARRANTY OF ANY KIND. SELLER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ANY REPRESENTATION OR WARRANTIES OF PURCHASER IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING THE RELEVANT COPYRIGHTS AND TRADE SECRETS.

6. No Support

Neither Purchaser nor any Affiliate of Purchaser shall have any obligation under this Agreement to provide any technical support or services or any other support services or assistance to Seller or any Seller Affiliate, including, except as expressly set forth herein, the delivery of or access to any software or other technology.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

7. Confidentiality

7.1 Definition. The “Confidential Information” means any and all technical and non-technical information related to the Relevant Products, including the source code for the software comprising the Relevant Products, firmware, designs, schematics, techniques, documentation, specifications, plans or any other information relating to the Relevant Products (other than Customer Code), whether in written, oral, graphic or electronic form and whether or not marked or otherwise identified as “confidential” or “proprietary.” Seller shall be deemed to be the recipient of such Confidential Information and as between the Parties, the Confidential Information shall be owned by Purchaser.

7.2 Obligations. Seller and the Seller Affiliates will maintain in confidence all Confidential Information. Seller will not use, disclose or grant use of such Confidential Information except as expressly authorized or otherwise permitted by this Agreement. To the extent that disclosure of Confidential Information to a third party is authorized or otherwise permitted by this Agreement, Seller will obtain prior written agreement from such third party to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than those expressly authorized or otherwise permitted by this Agreement. Seller will use at least the same standard of care as it uses to protect its own information of comparable importance to ensure that its employees and agents do not disclose or make any unauthorized use of such Confidential Information, and in no event less than reasonable care. Seller will promptly notify Purchaser upon discovery of any unauthorized use or disclosure of Confidential Information. Seller will take all reasonable steps to minimize the risk of disclosure of Confidential Information by ensuring that only Seller’s employees whose duties will require them to possess any Confidential Information shall have access thereto, and will be instructed to treat the same as confidential. Notwithstanding any other provision in this Agreement or the APA to the contrary, the obligations set forth in this Section shall continue in perpetuity; provided however, that (a) with respect to Pre-existing Customer Agreements, Seller shall not be required to renegotiate the applicable Customers’ confidentiality obligations to extend the duration of the confidentiality obligations in the Pre-existing Customer Agreement and Seller shall not amend any such Pre-existing Customer Agreement to narrow, lessen or reduce, or shorten the duration of, the confidentiality obligations, and (b) with respect to new agreements with Customers executed after the Effective Date, Seller shall limit a Customer’s confidentiality obligations with respect to non-source code Confidential Information to a period of ten (10) years or more following the termination or expiration of the Customer’s license agreement. The obligations of confidentiality set forth in this Agreement shall control over any conflicting confidentiality obligations in the Transition Services Agreement.

7.3 Exceptions. The obligation not to disclose information under Section 7.2 (Obligations) shall not apply to information that Seller can demonstrate (a) is or becomes generally available to the public other than as a result of disclosure made by Purchaser, or (b) is or becomes available to Seller on a non-confidential basis from a source other than Purchaser, provided that such source is not bound by confidentiality agreements or by legal, fiduciary or ethical constraints on disclosure of such information. If disclosure of Confidential Information is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), Seller shall give Purchaser prompt notice thereof prior to such disclosure and, at the request of Purchaser, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in this Section 7 (Confidentiality) shall limit in any respect Seller’s ability to disclose Confidential Information in connection with the enforcement by Seller of its rights under this Agreement; provided, however, that the provision in the immediately preceding sentence shall apply to disclosure of such Confidential Information.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

7.4 Disclosure to Customers. Subject to the terms and conditions in this Agreement, Seller may disclose Confidential Information (other than the Development Environment) to its Customers who are bound by written obligations of confidentiality that are substantially similar to the obligations set forth in this Section 7 (Confidentiality), but in any event confidentiality obligations that are consistent with Seller’s protection of Seller’s Confidential Information prior to August 1, 2013 and provided that the applicable Confidential Information disclosed is consistent with the confidential information regarding the Relevant Products that Seller disclosed to its Customers prior to August 1, 2013, in all cases consistent with Seller’s past practices.

7.5 Effect of Termination. Upon termination of this Agreement, (or upon Purchaser’s request with respect to Confidential Information that is not a Relevant Product or Modification), Seller will destroy all copies (other than back-up tapes made in the ordinary course) of the Confidential Information. Seller shall not withhold any Confidential Information as a means of resolving any dispute and shall not possess or assert any lien or other right against or to the Confidential Information.

8. Termination

8.1 Term. This Agreement will commence on the Effective Date and will continue until earlier terminated as provided below

8.2 Termination for Cause. This Agreement may be terminated by Purchaser upon ninety (90) days’ written notice to Seller in the event Seller or any Seller Affiliate violates or breaches any material terms or conditions in this Agreement or in Exhibit C of the APA regarding the Retained Rights; provided, however, that this Agreement shall not terminate for cause if such breach has been remedied within ninety (90) days after the date of written notice of such breach from Purchaser. The foregoing termination right is in addition to any other remedies available to Purchaser at law or in equity.

8.3 Rights upon Termination. Upon any termination of this Agreement all of the licenses granted to Seller and its Affiliates in this Agreement shall terminate immediately, provided that any sublicenses to the Relevant Products granted by Seller and its Affiliates to their respective Customers prior to the date of termination of this Agreement that comply with the License Agreement and the terms and conditions in Exhibit C of the APA regarding the Retained Rights shall survive the termination of this Agreement for the balance of the term of each such sublicense and Seller and its Affiliates shall timely make all elections necessary to have such sublicenses not renew and terminate at the earliest possible date. The terms in Sections 1 (Definitions), 2.2 (Scope of the License), 2.7 (Retention of Title), 4 (Modifications Created by Seller), 5 (Disclaimer), 7 (Confidentiality), 8.3 (Rights Upon Termination), 8.4 (Seller’s Liability), 9 (No Indemnification), and 10 (General Provisions) shall survive the termination of this Agreement.

8.4 Seller’s Liability. Notwithstanding anything to the contrary, nothing in the APA shall limit Seller’s liability or Seller’s Affiliates’ liability in connection with any violation, infringement or misappropriation of the Relevant Copyrights and Trade Secrets, including exceeding the scope of the licenses set forth in Section 2.1 (License).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

9. No Indemnification.

NEITHER PURCHASER NOR ANY AFFILIATE OF PURCHASER SHALL HAVE ANY OBLIGATION TO DEFEND, INDEMNIFY OR HOLD HARMLESS SELLER, ANY SELLER AFFILIATE, ANY CUSTOMER OR LICENSEE OF SELLER OR ANY OF ITS AFFILIATES, SUCCESSORS, ACQUIRERS OR ASSIGNEES, OR ANY OTHER PERSON OR THIRD PARTY FOR ANY DEMANDS, CLAIMS, SUITS, ACTIONS OR PROCEEDINGS, IN CONNECTION WITH SELLER’S OR ITS AFFILIATES’ EXERCISE OF THE LICENSES GRANTED IN THIS AGREEMENT OR WITH RESPECT TO ANY RELEVANT PRODUCT OR ANY RELEVANT COPYRIGHT OR TRADE SECRET.

10. General Provisions

10.1 Assignment. Neither this Agreement nor any of the rights, interests or obligations herein shall be assigned by Seller whether by asset transfer, merger, operation of law, change of control or otherwise (each of which shall be considered an assignment for purposes hereof), in a single transaction or series of transactions over a period of time, without the prior written consent of Purchaser. Notwithstanding the foregoing and in all cases subject to Section 2.6(a) (Change in Control), after the Closing and on prior written notice of not less than two (2) business days, Seller may, without the prior written consent of Purchaser, effect Permitted Target Restructuring Transactions and assign this Agreement to the Target Licensing Business Acquiror in connection therewith and may assign this Agreement to a Target Licensing Business Acquiror pursuant to one additional Target Licensing Business Acquisition. All obligations set forth in this Agreement shall be binding upon each Target Licensing Business Acquiror and permitted assigns that receive any right or interest described in this Agreement, and each Target Licensing Business Acquiror and permitted assigns shall, as a condition of any such assignment or transfer, agree in writing to be bound by all such obligations, restrictions and limitations set forth in this Agreement and a copy of such written agreement will be provided to Purchaser promptly after execution and delivery thereof by the Target Licensing Business Acquiror and permitted assign. Any attempted or purported assignment or transfer in derogation of the foregoing provisions shall be null, void and of no effect. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than Seller, its Affiliates, the Target Licensing Business Acquirors and permitted assigns, any rights or remedies under or by reason of this Agreement. Purchaser may not assign its obligations under this Agreement without Seller’s consent, which shall not be unreasonably withheld, conditioned, or delayed, provided that Purchaser may, without such consent, assign this Agreement to an Affiliate of Purchaser or to any Person that acquires substantially all of the relevant business or assets of Purchaser in connection with a spin-off, merger, sale of assets, divestiture, split-off, or similar transaction. In the event of any permitted assignment by Purchaser, Purchaser shall not remain liable for any obligations hereunder. Any such assignee of Purchaser shall, as a condition of any such assignment, agree in writing to be bound by all obligations, restrictions and limitations of Purchaser set forth in this Agreement and a copy of such written agreement will be provided to Seller promptly after execution and delivery thereof by the assignee.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

10.2 Severability. If any provision in this Agreement shall be held to be invalid or unenforceable, the remaining portions shall remain in effect. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the Parties shall promptly negotiate a replacement provision.

10.3 Non-Waiver; Remedies Cumulative. No waiver of the terms and conditions of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion. All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

10.4 Notices. All notices, requests, demands, consents, agreements and other communications required or permitted to be given by a Party under this Agreement shall be provided in writing and in English (each a “Notice”) to the other Party to whom such Notice is to be given, and delivered to such other Party by overnight courier service (e.g., FedEx), and with copy(ies) of such Notice delivered to the other Party by first class mail, postage prepaid, and properly addressed to such other Party as follows (in which case such Notice shall be deemed to have been duly given on the day the Notice is first received by such other Party):

To Purchaser:	To Seller:
Qualcomm Technologies, Inc.	Arteris, Inc.
5775 Morehouse Drive	591 W. Hamilton Ave. Suite 250
San Diego, CA 92121-1714	Campbell, CA 95008
Facsimile No.: (858) 658-2500	Facsimile No.: (408) 470-7301
Telephone No.: (858) 845-4059	Telephone No.: (408) 470-7300
Attn: General Counsel	Attn: President

The above address and titles for a Party can be changed by that Party through its provision of Notice of such applicable change(s) to the other Party in accordance with the provisions set forth above in this Section.

10.5 Applicable Law and Jurisdiction. This Agreement is made and entered into in the State of California and shall be governed by, and construed and enforced in accordance with, the laws of the State of California, determined without regard to any conflict of laws principles that would result in the application of the laws of a different state. A court of proper venue within the State of California will have jurisdiction over all disputes between the Parties relating to breaches of this Agreement; provided, however, that the foregoing shall not prevent any applicable party from asserting an infringement or misappropriation claim in the appropriate jurisdiction or jurisdictions applicable to such claim. The Parties hereby consent and agree to submit to such court.

10.6 Injunctive Relief. It is understood and agreed that, notwithstanding any other provisions of this Agreement, breach of the provisions of this Agreement by Seller may cause Purchaser irreparable damage for which recovery of money damages would be inadequate, and that such Purchaser shall therefore be entitled to seek timely injunctive relief to protect its rights under this Agreement in addition to any and all remedies available at law.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

10.7 Export Compliance Assurance. Seller acknowledges that the Relevant Products, Modifications and all related technical information and technical data, are subject to United States (“U.S.”) government export control and economic sanctions laws, which may restrict or prohibit their export, re-export or transfer. Seller agrees that it will not, and Seller will cause its Affiliates to not, directly or indirectly export, re-export, transfer, release or cause to be exported or re-exported (herein referred to as “export”) the Relevant Products and Modifications or any direct product thereof to any destination or entity prohibited or restricted under U.S. law, including but not limited to U.S. government embargoed or sanctioned countries, entities or nationals thereof, unless Seller shall obtain, prior to export, an authorization from the applicable U.S. government agency (either in writing or as provided by applicable regulation). The current list of restricted countries is: Cuba, Iran, North Korea, Sudan (N) and Syria. Seller further agrees that no Relevant Products and Modifications will be directly or indirectly employed in or transferred to missile technology, sensitive nuclear or chemical biological weapon end uses or in any manner transferred to any Person for any such end use.

10.8 Entire Agreement; Amendment. With the exception of the APA and the Transition Services Agreement, the terms and conditions contained in this Agreement supersede all prior and contemporaneous oral or written understandings between the Parties with respect to the subject matter thereof and, together with the APA and the Transition Services Agreement, constitutes the entire agreement of the Parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing that is signed by an authorized representative of each Party. Any amendment or waiver affected in accordance with this Section shall be binding upon the parties and their respective successors and assigns.

10.9 Relationship Between Parties. Purchaser and Seller shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between Purchaser and Seller or either Party’s employees, representatives, subcontractors or agents.

10.10 Headings; Construction. The headings to the clauses, sub-clauses and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion.

10.11 Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and both of which together shall constitute one agreement. Faxed signatures shall have the same effect as original signatures.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be executed as of the Effective Date. This Agreement may be signed in counterparts by the Parties, all of which when taken together shall form and constitute a single agreement.

Purchaser: Qualcomm Technologies, Inc.

By:	/s/ [****]
Name:	[****]
Title:	Executive Vice President

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be executed as of the Effective Date. This Agreement may be signed in counterparts by the Parties, all of which when taken together shall form and constitute a single agreement.

Seller: Arteris, Inc.

By:	/s/ K. Charles Janac
Name:	K. Charles Janac
Title:	President and CEO

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.